EXECUTION COPY

DEFINITIVE AGREEMENT
by and among
POLO RALPH LAUREN CORPORATION,
PRL JAPAN KABUSHIKI KAISHA,
ONWARD KASHIYAMA CO., LTD.,
and
IMPACT 21 CO., LTD.

Dated: April 13, 2007

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EXHIBITS
Exhibit A: TOB Conditions
Exhibit B-1: Press Statement
Exhibit B-2: Press Statement
Exhibit B-3: Press Statement
Exhibit C-1: PRL-Nominated Directors
Exhibit C-2: Directors
Exhibit C-3: Statutory Auditors
Exhibit D: Power of Attorney
Exhibit E: Fair and Impartial Arbitration
SCHEDULES
Schedule 4.1(b)
Schedule 4.2(a)
Schedule 4.3
Schedule 4.4(b)
Schedule 4.5
Schedule 4.6(a)

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      Page
Schedule 4.13
Schedule 4.14(a)
Schedule 4.14(b)
Schedule 4.14(c)
Schedule 4.17(b)
Schedule 4.20
Schedule 4.21(a)
Schedule 4.21(d)
Schedule 4.21(g)
Schedule 4.23
Schedule 5.1(b)
Schedule 5.2
Schedule 5.4(a)
Schedule 5.11
Schedule 5.12(a)
Schedule 5.12(b)
Schedule 5.12(c)
Schedule 5.15(b)
Schedule 5.18
Schedule 5.19(a)
Schedule 5.19(d)
Schedule 5.19(g)
Schedule 5.21
Schedule 6.1(b)
Schedule 7.13

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DEFINITIVE AGREEMENT
     THIS DEFINITIVE AGREEMENT, dated as of April 13, 2007 (this “Agreement”), has been entered into by and among POLO RALPH LAUREN CORPORATION, a Delaware corporation (“PRL”), PRL JAPAN KABUSHIKI KAISHA, a Japanese joint stock company and a wholly-owned subsidiary of PRL (the “Bidder”), ONWARD KASHIYAMA CO., LTD., a Japanese joint stock company (“OK”) and IMPACT 21 CO., LTD., a Japanese joint stock company and a consolidated subsidiary of OK (“Impact 21”).
RECITALS
     WHEREAS, as of the date of this Agreement, Impact 21 has 19,774,178 shares of common stock issued and outstanding (“Shares”), of which (i) OK directly owns 5,243,950 Shares, representing 26.52% of the total outstanding Shares, (ii) each Affiliate of OK listed in Schedule 4.2(a) (together, the “OK Group Companies”) owns the respective number of Shares listed next to its name, which, in the aggregate represents 14.49% of the total outstanding Shares, and (iii) PRL directly owns 3,947,000 Shares, representing approximately 19.96% of the total outstanding Shares.
     WHEREAS, PRL desires to purchase all Shares held by OK and the OK Group Companies through the TOB (as hereinafter defined), and OK and each OK Group Company desires to dispose of the Shares held by it by tendering such shares in the TOB.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     1.1. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
     “Affiliate” or “Affiliates” means, with respect to any Person, at any time, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the purpose of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract, agency or otherwise.
     “AGM” means the annual general meeting of shareholders of Impact 21.

     “Assumption Date” means the date on which the PRL-Nominated Directors duly and validly assume office as Directors.
     “Benefit Plan” means, in respect of Impact 21, any employee benefit plan, arrangement, policy or commitment for directors, statutory auditors, officers or employees, including any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan or any holiday or vacation practice, as to which Impact 21 has or in the future could have any Liability.
     “Board” means the board of directors of Impact 21.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Tokyo, Japan or the City of New York are authorized or required by law or executive order to close.
     “Closing Date” means the first day of the TOB settlement period.
     “Company Law” means Kaisha-ho, Law No. 86 of 2005.
     “Condition” means the properties, assets, business, prospects, cash flow, results of operations or condition (financial or otherwise).
     “Contracts” means any oral or written contract, understanding, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment or other binding arrangement.
     “Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the reasonably anticipated liability in respect thereof.
     “Director” means a member of the Board.

     “FSA” means the Financial Services Agency of Japan.
     “Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any body exercising regulatory or supervisory authority or functions (whether governmental, quasi-governmental or self-regulatory), including but not limited to, stock exchanges.
     “Inconsistent Proposal” means any proposal or offer relating to (i) a tender or exchange offer for any of the Shares by, or issuance of any Shares by Impact 21 to, any Person or group of Persons acting in concert other than by or to PRL or an Affiliate of PRL, (ii) a merger, consolidation, share exchange or business combination involving Impact 21, (iii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of the assets of Impact 21, or (iv) a reorganization, recapitalization, liquidation or dissolution of Impact 21, in each case other than the transactions contemplated by this Agreement.
     “Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations of such Person in respect of surety bonds, letters of credit, bankers acceptances (whether or not matured), interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (c) all obligations of such Person under any lease that is required to be capitalized for financial reporting purposes in accordance with Japanese GAAP, (d) all obligations or other Liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or other Liability is assumed by that Person or is non-recourse to the credit of that Person, (e) all obligations of such Person for the deferred purchase price of assets, property or services (other than trade debt incurred in the ordinary course of business consistent with past practice and repayable in accordance with customary trade practices), (f) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse to such Person) any obligation of any other Person and (g) any Contingent Obligation of such Person.
     “Japanese GAAP” means Japanese generally accepted accounting principles as in effect from time to time and as applied in the preparation of the Financial Statements.
     “Knowledge” means the knowledge of responsible officers (including shikkoyakuin) and directors of PRL, the Bidder, OK or Impact 21, as the case may be, after reasonable inquiry.
     “Liabilities” means any direct or indirect Indebtedness, liability, Claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.
     “Liens” means any and all liens (statutory or otherwise, including Tax liens), pledges, rights of retention (ryuchi-ken), security interests (including joto-tampo), mortgages, deeds of trust, pledges, hypothecations, assignments, encumbrances, licenses, rights of first refusal, claims, judgments, charges, options, preferences, priorities, rights, easements, transfer restrictions, servitudes or other liens or other encumbrances or restrictions of any kind.
     “Person” means any individual, corporation, limited or general partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other juridical entity of any kind, and shall include any successor (by merger or otherwise) of such entity.
     “Representatives” means in relation to any Person, such Person’s directors, officers, employees, financial advisors, legal advisors, representatives, investment bankers and other agents.
     “Requirements of Law” means, any obligations, conditions or other requirements of any law, statute, treaty, rule, regulation, ministerial order or order, judgment, award or other determination of an arbitrator or a court or other Governmental Authority (including Japanese administrative guidance) or stock exchange.
     “SEL” means the Securities and Exchange Law (shoken torihiki-ho), Law No. 25 of 1948.
     “Subsidiary” means, with respect to any Person, (i) any juridical Person of which 50% or more of the voting power of the outstanding voting securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person, (ii) any Person that is included in the consolidated financial statements of such Person, and (iii) in addition to the foregoing, any other Person treated as a subsidiary under applicable Requirements of Law.
     “Tax” or “Taxes” means any national, provincial, territorial, state, municipal, local, foreign or other taxes, including, without limitation, all income, franchise, capital gains, real property, occupancy, transfer, withholding, employment, payroll related, value added, gross receipts, severance, ad valorem, personal property, production, sales, consumption, use, license, stamp, documentary stamp, registration, mortgage recording and excise taxes, import duties and other governmental charges and assessments, whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect to any thereof.
     “TOB Commencement Date” means the date on which the TOB Commencement Notice (“kokai kaitsuke kaishi kokoku”) of the Bidder is published in accordance with the SEL.

     “TSE” means the Tokyo Stock Exchange.
     1.2. Other Definitions. The following other capitalized terms are defined elsewhere in this Agreement:

Defined Term	Section Defined
Agreement	Preamble
Audited Financial Statements	4.9(b)
Balance Sheet	4.9(b)
Balance Sheet Date	4.9(b)
Bidder	Preamble
Changes in Law	8.1
Claims	4.1(e)
Determination Date	2.3
Dispute	10.6
Financial Statements	4.9(b)
Impact 21	Preamble
Impact 21 Required Consents	4.4(b)
Indemnitee	8.3
Indemnitor	8.3
Interim Financial Statements	4.9(b)
Judgment Currency	8.6
Liabilities	4.18
Losses	8.1
Material Contracts	4.14(a)
Material Information	7.6
Minimum Tender Conditions	2.2
Notice of Claim	8.3
Offer Documents	2.6
OK	Preamble
OK Group Companies	Recitals
OK Indemnified Parties	8.2
OK Parties Required Consents	4.1(b)
Orders	4.1(b)
Permits	4.12
Plan	7.2(b)(xiii)
PRL	Preamble
PRL-Nominated Directors	3.1(a)(i)
PRL Indemnified Parties	8.1
PRL Parties Required Consents	6.1(b)
Public Reports	4.9(a)
Shares	Recitals
Tax Returns	4.16(b)
Threshold Amount	8.1
TOB	2.1(a)
TOB Conditions	2.2
TOB Price	2.1(a)

ARTICLE II.
THE TOB
     2.1. The TOB.
          (a) The Bidder shall publicly announce and use reasonable commercial efforts to commence a tender offer for cash to purchase all outstanding Shares (the “TOB”) on April 17, 2007, subject to the timely satisfaction of the conditions set forth in Section 2.3 and all Japanese (and, if and to the extent applicable, United States) Requirements of Law; provided, however, that if the TOB could not be commenced on April 17, 2007, it shall be commenced as soon as reasonably practicable thereafter, and in any event within five Business Days following the execution of this Agreement, with notice of such new commencement date to OK and Impact 21, subject to the timely satisfaction of the conditions set forth in Section 2.3 and all Japanese (and, if and to the extent applicable, United States) Requirements of Law. The Bidder will in the TOB offer to pay tendering shareholders a price per Share in cash of not less than ¥2,600 (the “TOB Price”).
          (b) In the event that the Bidder commences the TOB pursuant to Section 2.1(a), OK shall, and shall cause each OK Group Company to tender the Shares set forth in Schedule 4.2(a) in the TOB on the TOB Commencement Date. OK shall not sell, or cause any OK Group Company not to sell, any of the Shares set forth in Schedule 4.2(a) except to tender such Shares in the TOB. OK shall, and shall cause each OK Group Company to, tender in the TOB any additional Shares obtained by OK or any OK Group Company which are not set forth in Schedule 4.2(a) by the end of the TOB offer period (“kokai kaitsuke kikan”). OK shall not, and shall cause the OK Group Companies not to, cancel or withdraw the tender of their respective Shares.
          (c) OK shall not and shall cause each of the OK Group Companies and its and their Representatives not to, directly or indirectly:
               (i) solicit, initiate, encourage or facilitate any inquiries, offers or proposals relating to an Inconsistent Proposal;
               (ii) engage in discussions or negotiations with, or furnish or disclose any non public information relating to Impact 21 or PRL to, any third party that has made or indicated an intention to make an Inconsistent Proposal;
               (iii) tender or offer to tender any of the Shares owned by OK or OK Group Companies in a tender offer made by any third party other than PRL or an Affiliate of PRL; or

               (iv) solicit, initiate, encourage or facilitate the tendering of Shares by shareholders of Impact 21 to a tender offer made by any third party other than PRL or an Affiliate of PRL.
          (d) Each of Impact 21 and OK shall and OK shall cause each of the OK Group Companies to, use its reasonable commercial efforts so that other shareholders of Impact 21 will tender their Shares in the TOB and such tender by other shareholders will not be cancelled or withdrawn.
          (e) Without prejudice to any and all rights and remedies available for PRL or the Bidder under this Agreement or at law, in the event that OK or any of the OK Group Companies fails to tender their Shares pursuant to Section 2.1(b), or cancels the tender of their Shares during the TOB offer period, or otherwise violates any of the foregoing provisions of Section 2.1(b), OK shall pay all of the fees and expenses incurred by PRL and the Bidder (including, without limitation, those of legal counsel, financial advisors, experts and consultants) in connection with this Agreement and the transactions contemplated hereby.
     2.2. Conditions in the TOB. The obligation of the Bidder to purchase the Shares pursuant to the TOB will be subject to the following conditions: that a number of Shares have been validly tendered (and not withdrawn) that, when added to the Shares already owned by PRL, would bring the aggregate beneficial ownership of Shares of PRL and the Bidder to 13,182,800 Shares, or approximately 66.67% of all Shares on a fully-diluted basis (excluding treasury shares) (the “Minimum Tender Condition”), and that the tender offer has not been withdrawn due to the occurrence of any of the conditions listed on Exhibit A (including the Minimum Tender Condition, the “TOB Conditions”).
     2.3. Conditions to the Commencement of the TOB. The Bidder’s obligation to commence the TOB shall be subject to the satisfaction of the following conditions by noon on the Business Day immediately preceding the TOB Commencement Date (the “Determination Date”) (any and all of which may be waived by the Bidder in its discretion):
          (a) PRL and the Bidder shall have received confirmation of no objection to the terms of the TOB and the related Offer Documents from the Kanto Local Finance Bureau;
          (b) No material adverse change shall have occurred in the Condition of Impact 21 since the date of this Agreement;
          (c) There shall not have been any breach of the representations and warranties in Articles IV and V, and such representations and warranties remain accurate as of the Determination Date as if restated on and as of such date;
          (d) Each of OK and Impact 21 shall have performed and complied with its covenants and obligations hereunder which are to be performed or complied prior to the Determination Date;

          (e) PRL and the Bidder shall have received a written certificate from Impact 21 verifying that there is no Material Information relating to Impact 21 or its business, results of operations or financial condition that has not been made public in accordance with the method prescribed under Section 4 of Article 166 of the SEL as of the Determination Date;
          (f) PRL shall have received written confirmation from Impact 21 that the Board will publicly endorse the TOB and propose the agenda set forth in Section 3.1(a) at the 2007 AGM; and
          (g) PRL shall have received written confirmation from OK that the board of directors of OK will publicly endorse the TOB.
     2.4. Conditions to OK and OK Group Companies Tender of Shares. OK’s and OK Group Companies’ obligation to tender their Shares in the TOB shall be subject to the satisfaction of the following conditions by noon on the Determination Date (any and all of which may be waived by OK in its discretion):
          (a) There shall not have been any breach of the representations and warranties in Article VI, and such representations and warranties remain accurate as of the Determination Date as if restated on and as of such date; and
          (b) Each of PRL and the Bidder shall have performed and complied with its covenants and obligations hereunder which are to be performed or complied prior to the Determination Date.
     2.5. Public Announcements. Promptly following the signing of this Agreement, each of PRL, OK and Impact 21 will release a press statement in both Japanese and English in the forms attached as Exhibits B-1, B-2 and B-3. PRL, OK and Impact 21 will coordinate and agree on any further public statements or announcements relating to the matters contemplated by this Agreement, except to the extent that an announcement is a Requirement of Law (including any filings with the United States Securities and Exchange Commission and any earnings release calls held by any party) and there is insufficient time to permit such prior consultation and agreement. Promptly after the commencement of the TOB, Impact 21 will file the statement of opinion of its Board to the effect that the Board endorses the TOB with the Kanto Local Finance Bureau pursuant to Article 27-10 of the SEL; provided, however, that Impact 21 shall not exercise its rights as provided in Article 27-10, Section 2 of the SEL to make inquiries to the Bidder and to request the Bidder to extend the period of the TOB.
     2.6. Offer Documents. The Bidder will prepare, file with the relevant Government Authorities, and disseminate publicly and/or send to relevant Impact 21 shareholders all documents relating to the TOB required by all applicable Requirements of Law containing all relevant and appropriate disclosure therein (the “Offer Documents”). The Offer Documents will contain terms and conditions consistent with those set forth in this Agreement, and such other reasonable or customary terms as may be included in documents of this nature. Impact 21 and OK will assist the Bidder in this process by promptly providing and permitting disclosure in the Offer Documents all information pertaining to Impact 21 reasonably available to OK and Impact 21 that the Bidder is required by, or that is otherwise appropriate under, Japanese Requirements of Law to include in the Offer Documents. Impact 21 will promptly post all public statements and announcements relating to matters contemplated by this Agreement in Japanese and English on its website.
     2.7. Change in Circumstances. Nothing in this Agreement will limit PRL’s and the Bidder’s rights:
          (a) to terminate the TOB if any of the TOB Conditions are not satisfied; or
          (b) to waive or change any of the conditions to the TOB in accordance with the SEL.
ARTICLE III.
BOARD REPRESENTATION
     3.1. 2007 AGM. The parties agree to the following arrangements in relation to the 2007 AGM:
          (a) Impact 21 shall approve at the meeting of the Board to be held on April 27, 2007, to propose the following agenda items at the 2007 AGM:
               (i) to elect (x) the persons listed on Exhibit C-1 (collectively, the “PRL-Nominated Directors”) as directors of Impact 21, which appointment shall become effective on the date on which the Bidder submits to the Kanto Local Financial Bureau a Report regarding Tender Offer (kokai kaitsuke hokokusho; as defined in Section 2, Article 27-13 of the SEL) with respect to the TOB stating that the total number of Shares offered in the TOB exceeds 13, 182, 800 Shares and the Bidder will purchase all tendered Shares and (y) the persons listed on Exhibit C-2 as directors of Impact 21, which appointment shall become effective upon the conclusion of the 2007 AGM.
               (ii) to elect the persons listed on Exhibit C-3 as statutory auditors of Impact 21, which appointment shall become effective upon the conclusion of the 2007 AGM.
               (iii) to amend Article 17 of Impact 21’s articles of incorporation to remove the upper limit on the number of directors.
               (iv) to pay 30 yen per Share as the dividend payment to shareholders of record as of February 28, 2007.

          (b) Impact 21 shall not make any proposals other than those set forth in Section 3.1(a) at the 2007 AGM or amend the proposals set forth in Section 3.1(a), in each case without the prior written consent of PRL.
          (c) Impact 21 shall send the convocation notice for the 2007 AGM setting forth the agenda items in Section 3.1(a) to shareholders in accordance with the Japanese Requirements of Law.
          (d) PRL-Nominated Directors. Impact 21 agrees to use its best efforts to cause the election of all the PRL-Nominated Directors and the persons listed on Exhibit C-2 to the Board at the 2007 AGM.
          (e) OK’s Exercise of Voting Rights. OK shall, and shall cause the OK Group Companies to, (i) exercise the voting rights of the Shares held by itself and the OK Group Companies as of February 28, 2007 in accordance with the instruction of PRL, and (ii) upon the request of PRL, duly execute and deliver a power of attorney in the form attached hereto as Exhibit D, which authorizes PRL to exercise the voting rights of the Shares held by OK and the OK Group Companies, as the case may be, at the 2007 AGM at the discretion of PRL.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF OK
     OK represents and warrants as to each of itself and the OK Group Companies and Impact 21, to PRL and the Bidder as of the date of this Agreement, the Determination Date and the Closing Date, as follows:
     4.1. Organization and Authorization of Agreement of OK and each of the OK Group Companies.
          (a) Each of OK and the OK Group Companies is a corporation duly organized and validly existing under the laws of Japan, and has all necessary power and lawful authority to own, lease and operate its assets and properties and to carry on its business as presently and heretofore conducted. Each of the OK Group Companies is a wholly-owned subsidiary of OK.
          (b) OK has all necessary power and authority to execute and deliver this Agreement, to consummate and cause each of the OK Group Companies to consummate the transactions contemplated by this Agreement, and to perform all of its obligations hereunder. The execution and delivery of this Agreement by OK, the performance of the obligations of OK and each OK Group Company under this Agreement and the consummation of the transactions contemplated hereby do not (i) violate any provision of the articles of incorporation or any other internal rules or regulations of OK or any OK Group Company, (ii) except as set forth on Schedule 4.1(b) (collectively, the “OK Parties Required Consents”), require OK or any OK Group

Company to obtain any consent, approval or authorization of, or make any submission or filing with or give any notice to, any Governmental Authority or any other Person, or (iii) violate any order, judgment, injunction, writ, award, decree or ruling of any arbitrator or court or any other Governmental Authority (collectively, “Orders”) or any Requirements of Law applicable to OK or any OK Group Company, or violate, conflict with or result in the termination or default or require the delivery of notice under the terms or provisions of any Contracts to which OK or any OK Group Company is a party or is bound or by which its assets or properties are bound.
          (c) The execution and delivery by OK of this Agreement, the performance of the obligations of OK and each OK Group Company hereunder and the consummation of the transactions contemplated hereby on the part of OK and each OK Group Company have been duly approved by all necessary corporate actions of OK and each OK Group Company, respectively.
          (d) This Agreement has been duly executed and delivered by OK, and constitutes the valid and legally binding obligation of OK enforceable against OK in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws of general applicability relating to, or affecting, creditors’ rights generally.
          (e) There are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Claims”) pending or, to the Knowledge of OK, threatened, before or by any Governmental Authority purporting to enjoin or restrain the execution, delivery or performance by OK of this Agreement or the consummation by OK and each OK Group Company of the transactions contemplated hereby.
     4.2. Title to the Shares of Impact 21.
          (a) OK and each OK Group Company owns beneficially and of record the number of Shares set forth next to its name on Schedule 4.2(a) and has good and valid title to such Shares, free and clear of all Liens. Following the consummation of the TOB, the Bidder will have title to such Shares free and clear of all Liens. None of OK or any OK Group Company has any other equity interests or rights to acquire equity interests in Impact 21. The Shares are not subject to any contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares.
          (b) The stock certificates tendered and delivered by OK and the OK Group Companies to the tender offer agent pursuant to Section 2.1(b) will have been duly and validly issued and will represent all of the Shares to be sold by OK and each OK Group Company, as set forth on Schedule 4.2(a).
     4.3. Broker’s Finder’s or Similar Fees of OK or any OK Group Company. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by OK or any OK Group Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with OK or any OK Group Company or any action taken by it, other than as set forth in

Schedule 4.3, which shall be paid by OK and the OK Group Companies, as applicable, pursuant to Section 10.9.
     4.4. Organization and Authorization of Agreement of Impact 21.
          (a) Impact 21 is a corporation duly organized and validly existing under the laws of Japan, and has all necessary power and lawful authority to own, lease and operate its assets and properties and to carry on its business as presently and heretofore conducted.
          (b) Impact 21 has all necessary power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform all of its obligations hereunder. The execution and delivery of this Agreement by Impact 21, the performance of the obligations of Impact 21 under this Agreement and the consummation of the transactions contemplated hereby do not (i) violate any provision of Impact 21’s articles of incorporation or any other internal rules or regulations of Impact 21, (ii) except as set forth on Schedule 4.4(b) (collectively, the “Impact 21 Required Consents”), require Impact 21 to obtain any consent, approval or authorization of, or make any submission or filing with or give any notice to, any Governmental Authority or any other Person under any material Contracts, (iii) violate any Orders or any Requirements of Law applicable to Impact 21, or (iv) to the Knowledge of OK, violate, conflict with or result in the termination or default or require the delivery of notice under the terms or provisions of any Contract to which Impact 21 is a party or is bound or by which its assets or properties are bound.
          (c) The execution and delivery by Impact 21 of this Agreement, the performance of the obligations of Impact 21 hereunder and the consummation of the transactions contemplated hereby on the part of Impact 21 have been duly approved by all necessary corporate actions of Impact 21.
          (d) This Agreement has been duly executed and delivered by Impact 21, and constitutes the valid and legally binding obligation of Impact 21 enforceable against Impact 21 in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws of general applicability relating to, or affecting, creditors’ rights generally.
          (e) To the Knowledge of OK, there are no Claims pending or threatened before or by any Governmental Authority purporting to enjoin or restrain the execution, delivery or performance by Impact 21 of this Agreement or the consummation by Impact 21 of the transactions contemplated hereby.
     4.5. Subsidiaries and Other Investments of Impact 21. Impact 21 does not have any Subsidiaries. Except as set forth on Schedule 4.5, Impact 21 does not directly or indirectly own any interest in any other Person.
     4.6. Outstanding Capital Stock of Impact 21.

          (a) Impact 21 is authorized to issue the number of shares of common stock set forth in Schedule 4.6(a), of which the number of shares set forth on Schedule 4.6(a) are issued and outstanding. Except as set forth on Schedule 4.6(a), Impact 21 holds no shares as treasury stock. No other class of capital stock or other ownership interests of Impact 21 are authorized or outstanding. All of the outstanding shares of capital stock of Impact 21 have been duly authorized and are validly issued, fully paid and non-assessable, and were issued in compliance with all applicable Requirements of Law and its articles of incorporation, free and clear of any Liens.
          (b) All of the issued shares of Impact 21are duly listed on the first section of the TSE.
     4.7. Options or Other Rights of Impact 21. There is no outstanding right, subscription, warrant, stock purchase right (shinkabu yoyakuken), call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from Impact 21, any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Impact 21, and there is no outstanding security of any kind of Impact 21 convertible into or exchangeable or exercisable for any such capital stock or other security.
     4.8. Charter Documents and Corporate Records of Impact 21. To the Knowledge of OK, Impact 21 has heretofore delivered to PRL true, correct and complete copies of its articles of incorporation and regulations of the board of directors of Impact 21 as are in effect on the date hereof. To the Knowledge of OK, the stockholders’ registry of Impact 21, which has been made available to PRL for inspection, is true, correct and complete. To the Knowledge of OK, the minute books of Impact 21 have been made available to PRL for inspection and the information contained therein is true and correct in all material respects. To the Knowledge of OK, the minute books contain true and correct records of all meetings of the Board of Directors (and any committee thereof) and stockholders of Impact 21 since March 1, 2004.
     4.9. Impact 21 Public Reports; Impact 21 Financial Statements.
          (a) Impact 21 has duly filed all reports, registration statements and other documents required to be filed by it pursuant to applicable Requirements of Law with any Governmental Authority. As of the respective dates of their filing, all reports, registration statements and other filings (including, without limitation, all exhibits and schedules thereto and all documents incorporated by reference therein), together with any amendments thereto, publicly filed by Impact 21 with any Governmental Authority since March 1, 2004 (the “Public Reports”), complied, and all such reports, registration statements and other filings to be publicly filed by Impact 21 with any Governmental Authority prior to the Assumption Date will comply, in all material respects, with the applicable Requirements of Law applicable to Impact 21 or to its securities, properties or business. The Public Reports did not at the time they were filed with the applicable Governmental Authority, or will not at the time they are filed with the applicable Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
          (b) The balance sheets of Impact 21 as of February 28, 2006 and August 31, 2006 and the related income statements for the year and the six-month period then ended, including the footnotes thereto, audited by ChuoAoyama Audit Co., Ltd., independent certified public accountants, and Ernst & Young ShinNihon, independent certified public accountants, respectively, which have been delivered to PRL (collectively, the “Audited Financial Statements”), fairly present the financial position of Impact 21 as at such dates and the results of operations of Impact 21 for such respective periods, in each case in accordance with Japanese GAAP consistently applied for the periods covered thereby. The unaudited balance sheet of Impact 21 as of February 28, 2007, and the related income statements for the year then ended, which have been delivered to PRL (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), fairly present the financial position of Impact 21 as at such date and the results of operations of Impact 21 for the year then ended, in each case in conformity with Japanese GAAP applied on a basis consistent with that of the Audited Financial Statements (subject to the normal year-end audit adjustments) and with all interim financial statements heretofore delivered to PRL by or on behalf of Impact 21. The balance sheet included in the Audited Financial Statements of Impact 21 is sometimes herein called the “Balance Sheet” and February 28, 2006 is sometimes herein called the “Balance Sheet Date.”
          (c) The monthly financial statement of Impact 21 as of, and for the month ended, March 31, 2007 (the “March 31, 2007 Statement”), which has been delivered to PRL, has been prepared in accordance with Impact 21’s managerial accounting standards, consistent with past practice, and fairly present the financial position of Impact 21 as at such dates and the results of operations for the month and period then ended. Since March 31, 2007 to April 12, 2007 there have been no fluctuations to any of the line items set forth on the March 31, 2007 Statement out of the ordinary course of business.
     4.10. No Material Adverse Change relating to Impact 21. Except as set forth in the Public Reports which have been filed prior to August 31, 2006, since the Balance Sheet Date, with respect to Impact 21, (a) there has not been any material adverse change in the Condition of Impact 21 and to the Knowledge of OK none is threatened, (b) Impact 21 has not participated in any transaction material to the Condition of Impact 21 which is outside the ordinary course of business and inconsistent with past practice, (c) Impact 21 has not created or assumed any Lien on any of its material assets, and (d) there has not occurred a material change in Impact 21’s accounting principles or practice except as required solely by reason of a change in Japanese GAAP.
     4.11. Compliance with Laws by Impact 21. To the Knowledge of OK, Impact 21 is not in violation of any applicable Orders or any Requirement of Law, except for violations that, individually or in the aggregate, could not or could not reasonably be expected to have a material adverse effect on the Condition of Impact 21, and Impact 21 has not received notice that such violation is being or may be alleged. To the Knowledge of OK, there is no Order or any Requirement of Law that could or could reasonably be expected to prohibit or restrict Impact 21 from, or otherwise materially adversely affect Impact 21 in, conducting its business in any jurisdiction in which it now operates.
     4.12. Impact 21 Permits. To the Knowledge of OK, Impact 21 has all licenses, permits, exemptions, consents, waivers, authorizations, rights, franchises, orders or approvals of, and has made all required registrations with, any Governmental Authority that are material to the conduct of the business of, or the intended use of any of its properties (collectively, “Permits”). To the Knowledge of OK, all Permits are in full force and effect; no violations are or have been recorded in respect of any Permit; and no proceeding is pending or threatened, to revoke, limit, cancel, rescind, materially modify or refuse to renew in the ordinary course of business, any Permit. To the Knowledge of OK, no action by Impact 21 is required in order that all Permits will remain in full force and effect following the consummation of the transactions contemplated by this Agreement. To the Knowledge of OK, at any time on or before the Closing Date, Impact 21 has never conducted any business or other operations other than its business currently conducted and Impact 21 has no liabilities or obligations that are not related to or did not arise from the operation of such business.
     4.13. Claims and Proceedings of Impact 21. Impact 21 and its assets are not subject to any outstanding Orders. Except as set forth in Schedule 4.13, there is no Claim in excess of ¥12,000,000 pending or, to the Knowledge of OK threatened, against or involving Impact 21, and there are no Claims that, in any case, could or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of Impact 21.
     4.14. Contracts of Impact 21.
          (a) With respect to Impact 21, all Contracts filed as exhibits or described in the Public Reports or which are otherwise material to the Condition of Impact 21 (collectively, the “Material Contracts”) are valid and binding and enforceable against it and, to the Knowledge of OK, against the other parties thereto and are in full force and effect. Except as set forth on Schedule 4.14(a), Impact 21 is not in default in any material respect under any of the Material Contracts nor, to the Knowledge of OK, does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. To the Knowledge of OK, no other party to any of the Material Contracts is in default thereunder in any material respect nor to the Knowledge of OK, does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder.
          (b) Other than as set forth on Schedule 4.14(b), there are no material Contracts between Impact 21 on the one hand and OK or any Affiliate of OK or directors or statutory auditors of OK or Impact 21 on the other hand. To the Knowledge of OK, a true, correct and complete copy of each Contract listed on Schedule 4.14(b) has been delivered to PRL.

          (c) Other than as set forth in Schedule 4.14(c), to the Knowledge of OK, Impact 21 is not subject to any (i) non-compete agreement that after the consummation of the transactions contemplated by this Agreement would provide any Person (other than Impact 21) any right to restrict the business or activities of Impact 21 or PRL and its Affiliates, or any such contract that would impose restrictions on the ability of Impact 21 to compete in any geographical or product area or (ii) any material Contract that would be terminable or subject to prepayment or give rise to other third party rights upon the consummation of or otherwise in connection with the TOB contemplated by this Agreement.
     4.15. Full Disclosure regarding Impact 21. None of the information or documents furnished by or on behalf of Impact 21 to PRL pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading. There is no fact that Impact 21 has not disclosed to PRL in writing that materially adversely affects or, so far as Impact 21 can now foresee, will materially adversely affect, the Condition of Impact 21 or the ability of OK or any OK Group Company to perform this Agreement and consummate the transactions contemplated hereby.
     4.16. Taxes of Impact 21.
          (a) All Taxes of Impact 21 which are due and payable on or prior to the Closing Date, or which are due and payable after the Closing Date with respect to periods ending on or prior to the Closing Date, have been paid or will be paid by Impact 21 in full, on a timely basis.
          (b) All Tax Returns, forms or information statements, including any related or supporting information (collectively, “Tax Returns”) required to be filed with any Governmental Authority with respect to any Taxes relating to the Impact 21’s business or properties due for any period ending, or due on any date or in respect of any transaction occurring, on or prior to the Closing Date have been or will be duly and timely filed and all such tax returns are or will be true, complete and accurate.
          (c) Impact 21 will not be required to pay any Taxes attributable to any other member of any group of affiliated corporations that file consolidated returns for income tax purposes of which Impact 21 was a member before the Closing Date by reason of any provision of Law that provides for joint or several liability, in whole or in part.
          (d) No material penalties or other charges are due or anticipated to become due with respect to the late filing of any Tax Return of Impact 21, or payment of any Tax of Impact 21 required to be filed or paid on or before the Closing Date.

          (e) The statute of limitations for the assessment of Taxes in respect of Impact 21 has expired with respect to all periods ending on or before February 28, 1999. No audit is in progress with respect to any Tax Return of or relating to Impact 21 for which the statute of limitations has not expired, and no deficiencies or additions to Tax, interest or penalties have been proposed or to OK’s Knowledge, threatened. Each Tax Return filed by or with respect to Impact 21 for which the statute of limitations has not expired accurately reflects the amount of its liability for Taxes thereunder and makes all disclosures required by applicable provisions of Law.
          (f) Reserves and provisions for Taxes accrued but not yet due on or before the Closing Date reflected in Impact 21’s Financial Statements are and will be as of the Closing Date, adequate in accordance with Japanese GAAP.
          (g) Impact 21 will not have any liability on or after the Closing Date under any Tax sharing agreement to which it has been a party, and all such Tax sharing agreements in effect before the Closing Date shall terminate and be of no further force and effect as of the Closing Date.
          (h) There are no pending or, to the Knowledge of OK, threatened Claims for the assessment or collection of Taxes against Impact 21.
     4.17. Properties.
          (a) To the Knowledge of OK, Impact 21 owns outright and has good title to all of its properties, including all of the assets reflected on the Balance Sheet of Impact 21, in each case free and clear of any Liens, except for (i) Liens specifically described in the notes to the Financial Statements of Impact 21; (ii) properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date; (iii) Liens securing Taxes, assessments, governmental charges or levies, all of which are not yet due and payable or are being contested in good faith, so long as such contest does not involve any substantial danger of the sale, forfeiture or loss of any assets; (iv) statutory Liens created by operation of law in the ordinary course of business; and (v) Liens not known to Impact 21 and that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with, any present or intended use of such property or asset. The properties and assets of Impact 21, including the Contracts set forth on Schedules 4.14(b) and 4.14(c), are sufficient to operate the business of Impact 21 in substantially the same manner as it is currently conducted by Impact 21.
          (b) Impact 21 does not own any real property. Impact 21 holds all of the right, title and interest of the tenant under all real property leases material to the Condition of Impact 21 and set forth on Schedule 4.17(b) (collectively, the “Material Leases”), free and clear of all Liens, and enjoys peaceful possession thereunder. The leased real properties covered by the Material Leases are used and operated in compliance and conformity with all contractual obligations and Laws.

     4.18. Liabilities. Impact 21 does not have any direct or indirect Indebtedness, liability, Claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by Japanese GAAP to be set forth on a financial statement or on any schedule or in the notes thereto (“Liabilities”) other than (a) Liabilities reflected or reserved against on the Balance Sheet of Impact 21 or described on any schedule or in the notes to the Audited Financial Statements of Impact 21, (b) Liabilities accruing after the Balance Sheet Date in the ordinary course of business consistent with past practice or in accordance with this Agreement, and (c) other Liabilities that have not had and could not reasonably be expected to have a material adverse effect on the Condition of Impact 21.
     4.19. Suppliers and Customers. There exists no actual or, to the Knowledge of OK, threatened termination, cancellation or limitation of, or any adverse change in, the business relationship of Impact 21 with any customer, distributor, department store or supplier (including manufacturers of products distributed by Impact 21) or any group of customers or suppliers whose purchases of products or services from, or supply of inventories to, the Impact 21’s business are individually or in the aggregate material to the Condition of Impact 21.
     4.20. Outstanding Indebtedness. Schedule 4.20 sets forth the amount of all Indebtedness with an outstanding principal amount in excess of ¥1,000,000 individually, and ¥2,500,000 in the aggregate, of Impact 21 as of August 31, 2006, the Liens that relate to such Indebtedness and the name of each lender or other obligee thereof. There have been no material changes to such Indebtedness since August 31, 2006 other than changes in Impact 21’s accounts payable that have occurred in the ordinary course of its business, consistent with past practices. No Person, by virtue of its position as a lender or other obligee under any Indebtedness of Impact 21 is entitled to any voting rights in any matters voted upon by the holders of the common stock of Impact 21.
     4.21. Benefit Plans.
          (a) Schedule 4.21(a) lists all material Benefit Plans.
          (b) With respect to each Benefit Plan, no event has occurred, and there exists no condition or set of circumstances, in connection with which Impact 21 could reasonably be expected to be subject to any liability under any applicable Law, except liability for benefits claims and funding obligations payable in the ordinary course.
          (c) Each Benefit Plan conforms to all applicable Law, and its administration complies in all material respects with its terms and all applicable Law.
          (d) Except as disclosed in Schedule 4.21(d), with respect to each Benefit Plan, there are no benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations in addition to

¥836,693,997 that has been accrued on the Unaudited Financial Statements that have not been properly accrued or accounted for by reserves, or otherwise properly footnoted in accordance with Japanese GAAP, on the Unaudited Financial Statements of Impact 21.
          (e) There are no Claims or Liens pending or, to the Knowledge of OK, threatened (other than routine claims for benefits) with respect to any Benefit Plan or against the assets of any Benefit Plan, other than Claims or Liens that would not, individually or in the aggregate, have a material adverse effect on the ability of Impact 21 to perform its obligations in respect of any such Benefit Plan.
          (f) The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee to severance pay, unemployment compensation or any similar payment or accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee.
          (g) Except as set forth on Schedule 4.21(g), no current or former employee of Impact 21 is covered by or entitled to benefits under any benefit plan maintained by, or contributed to by, OK.
          (h) Impact 21 does not maintain or contribute to, and has not within the preceding six (6) years maintained or contributed to, or has had during such period the obligation to maintain or contribute to, or may have any Liability with respect to any Benefit Plan maintained for Persons other than current or former employees of Impact 21.
          (i) Impact 21 does not have any obligation or have any direct or indirect Liability with respect to the provision of health or death benefits to or in respect of former employees.
          (j) Impact 21 does not have any direct or indirect Liability with respect to accrued vacation days of current or former employees.
          (k) Impact 21 has no agreements, arrangements, obligations or other conventions with, or to, its employees other than those that are as set forth in Impact 21’s written work rules and the agreements relating to overtime (saburoku kyote).
     4.22. Insurance. To the Knowledge of OK, all policies or binders of fire, liability, product liability, worker’s compensation, vehicular and other insurance held by or on behalf of Impact 21 are valid and binding in accordance with their terms, are in full force and effect and except for the expiration on May 19, 2007 of Impact 21’s director and officer liability insurance, shall remain in full force and effect until the Closing Date, and insure against risks and liabilities to an extent and in a manner customary in the industries in which Impact 21 operates. To the Knowledge of OK, Impact 21 is not in default with respect to any provision contained in any such policy or binder or has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. To the Knowledge of OK, there are no outstanding unpaid claims under any such policy or binder, and Impact 21 has not received any notice of cancellation or non-renewal of any such policy or binder.
     4.23. Long-Term Deposits Schedule 4.23 sets forth a true and complete list of Impact 21’s long-term deposits and the amount of principal and the terms of the deposit in each case (the “Long-Term Deposits”). Impact 21 has all right, title and interest in the Long-Term Deposits free and clear of any Liens.
     4.24. Broker’s Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by Impact 21in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Impact 21 or any action taken by it, other than any fees, commissions or other compensation payable by Impact 21 to Daiwa Securities SMBC Co., Ltd., which shall be paid by Impact 21 pursuant to Section 10.9.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF IMPACT 21
     Impact 21 represents and warrants to PRL and the Bidder, as of the date of this Agreement, the Determination Date and the Closing Date, as follows:
     5.1. Organization and Authorization of Agreement.
          (a) Impact 21 is a corporation duly organized and validly existing under the laws of Japan, and has all necessary power and lawful authority to own, lease and operate its assets and properties and to carry on its business as presently and heretofore conducted.
          (b) Impact 21 has all necessary power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform all of its obligations hereunder. The execution and delivery of this Agreement by Impact 21, the performance of the obligations of Impact 21 under this Agreement and the consummation of the transactions contemplated hereby do not (i) violate any provision of Impact 21’s articles of incorporation or any other internal rules or regulations of Impact 21, (ii) except as the Impact 21 Required Consents set forth on Schedule 5.1(b), require Impact 21 to obtain any consent, approval or authorization of, or make any submission or filing with or give any notice to, any Governmental Authority or any other Person under any material Contract, (iii) violate any Orders or any Requirements of Law applicable to Impact 21, or (iv) violate, conflict with or result in the termination or default or require the delivery of notice under the terms or provisions of any Contract to which Impact 21 is a party or is bound or by which its assets or properties are bound.
          (c) The execution and delivery by Impact 21 of this Agreement, the performance of the obligations of Impact 21 hereunder and the consummation of the transactions contemplated hereby on the part of Impact 21 have been duly approved by all necessary corporate actions of Impact 21.
          (d) This Agreement has been duly executed and delivered by Impact 21, and constitutes the valid and legally binding obligation of Impact 21 enforceable against Impact 21 in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws of general applicability relating to, or affecting, creditors’ rights generally.
          (e) There are no Claims pending or, to the Knowledge of Impact 21, threatened, before or by any Governmental Authority purporting to enjoin or restrain the execution, delivery or performance by Impact 21 of this Agreement or the consummation by Impact 21 of the transactions contemplated hereby.
     5.2. Subsidiaries and Other Investments. Impact 21 does not have any Subsidiaries. Except as set forth on Schedule 5.2, Impact 21 does not directly or indirectly own any interest in any other Person.
     5.3. Impact 21 Company Action.
          (a) The Board has considered the terms and conditions of the TOB and has determined that as of the date of such consideration, the TOB is fair to and in the best interests of the shareholders of Impact 21 (excluding PRL and its Affiliates) and on such date approved this Agreement and the TOB. For the avoidance of doubt, nothing in this clause (a) is intended to restrict the future exercise by the Board of its discretion in performing its obligations pursuant to Article 27-10 of the SEL based on the facts and circumstances at such future time.
          (b) The Board has received a written report on the valuation of Impact 21 from PwC Advisory Co., Ltd.
     5.4. Outstanding Capital Stock.
          (a) Impact 21 is authorized to issue the number of shares of common stock set forth in Schedule 5.4(a), of which the number of shares set forth on Schedule 5.4(a) are issued and outstanding. Except as set forth on Schedule 5.4(a), Impact 21 holds no shares as treasury stock. No other class of capital stock or other ownership interests of Impact 21 are authorized or outstanding. All of the outstanding shares of capital stock of Impact 21 have been duly authorized and are validly issued, fully paid and non-assessable, and were issued in compliance with all applicable Requirements of Law and its articles of incorporation, free and clear of any Liens.
          (b) All of the issued shares of Impact 21 are duly listed on the first section of the TSE.
     5.5. Options or Other Rights. There is no outstanding right, subscription, warrant, stock purchase right (shinkabu yoyakuken), call, unsatisfied preemptive right,

option or other agreement of any kind to purchase or otherwise to receive from Impact 21, any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Impact 21, and there is no outstanding security of any kind of Impact 21 convertible into or exchangeable or exercisable for any such capital stock or other security.
     5.6. Charter Documents and Corporate Records. Impact 21 has heretofore delivered to PRL true, correct and complete copies of its articles of incorporation and regulations of the board of directors of Impact 21 as are in effect on the date hereof. The stockholders’ registry of Impact 21, which has been made available to PRL for inspection, is true, correct and complete. The minute books of Impact 21 have been made available to PRL for inspection and the information contained therein is true and correct in all material respects. The minute books contain true and correct records of all meetings of the Board of Directors (and any committee thereof) and stockholders of Impact 21 since March 1, 2004.
     5.7. Public Reports; Financial Statements.
          (a) Impact 21 has duly filed all reports, registration statements and other documents required to be filed by it pursuant to applicable Requirements of Law with any Governmental Authority. As of the respective dates of their filing, all Public Reports since March 1, 2004, complied, and all such reports, registration statements and other filings to be publicly filed by Impact 21 with any Governmental Authority prior to the Assumption Date will comply, in all material respects, with the applicable Requirements of Law applicable to Impact 21 or to its securities, properties or business. The Public Reports did not at the time they were filed with the applicable Governmental Authority, or will not at the time they are filed with the applicable Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
          (b) The Audited Financial Statements of Impact 21 as of February 28, 2006 and August 31, 2006, which have been delivered to PRL, fairly present the financial position of Impact 21 as at such dates and the results of operations of Impact 21 for such respective periods, in each case in accordance with Japanese GAAP consistently applied for the periods covered thereby. The Unaudited Financial Statements of Impact 21 as of February 28, 2007, which have been delivered to PRL, fairly present the financial position of Impact 21 as at such date and the results of operations of Impact 21 for the year then ended, in each case in conformity with Japanese GAAP applied on a basis consistent with that of the Audited Financial Statements (subject to the normal year-end audit adjustments) and with all interim financial statements heretofore delivered to PRL by or on behalf of Impact 21.
          (c) The March 31, 2007 Statement of Impact 21, which has been delivered to PRL, has been prepared in accordance with Impact 21’s managerial accounting standards, consistent with past practice, and fairly present the financial position of Impact 21 as at such dates and the results of operations for the month and period then ended. Since March 31, 2007 to April 12, 2007 there have been no fluctuations to any of the line items set forth on the March 31, 2007 Statement out of the ordinary course of business.
     5.8. No Material Adverse Change. Except as set forth in the Public Reports which have been filed prior to August 31, 2006, since the Balance Sheet Date, with respect to Impact 21, (a) there has not been any material adverse change in the Condition of Impact 21 and to the Knowledge of Impact 21 none is threatened, (b) Impact 21 has not participated in any transaction material to the Condition of Impact 21 which is outside the ordinary course of business and inconsistent with past practice, (c) Impact 21 has not created or assumed any Lien on any of its material assets, and (d) there has not occurred a material change in Impact 21’s accounting principles or practice except as required solely by reason of a change in Japanese GAAP.
     5.9. Compliance with Laws. Impact 21 is not in violation of any applicable Orders or any Requirement of Law, except for violations that, individually or in the aggregate, could not or could not reasonably be expected to have a material adverse effect on the Condition of Impact 21, and Impact 21 has not received notice that such violation is being or may be alleged. To the Knowledge of Impact 21, there is no Order or any Requirement of Law that could or could reasonably be expected to prohibit or restrict Impact 21 from, or otherwise materially adversely affect Impact 21 in, conducting its business in any jurisdiction in which it now operates.
     5.10. Permits. Impact 21 has all Permits. All Permits are in full force and effect; no violations are or have been recorded in respect of any Permit; and no proceeding is pending or, to the Knowledge of Impact 21 threatened, to revoke, limit, cancel, rescind, materially modify or refuse to renew in the ordinary course of business, any Permit. No action by Impact 21 is required in order that all Permits will remain in full force and effect following the consummation of the transactions contemplated by this Agreement. At any time on or before the Closing Date, Impact 21 has never conducted any business or other operations other than its business currently conducted and Impact 21 has no liabilities or obligations that are not related to or did not arise from the operation of such business.
     5.11. Claims and Proceedings. Impact 21 and its assets are not subject to any outstanding Orders. Except as set forth in Schedule 5.11, there is no Claim in excess of ¥12,000,000 pending or, to the Knowledge of Impact 21 threatened, against or involving Impact 21, and there are no Claims that, in any case, could or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of Impact 21.
     5.12. Contracts.
          (a) With respect to Impact 21, all Material Contracts are valid and binding and enforceable against it and, to the Knowledge of Impact 21, against the other parties thereto and are in full force and effect. Except as set forth on Schedule 5.12(a), Impact 21 is not in default in any material respect under any of the Material

Contracts nor, to the Knowledge of Impact 21, does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. To the Knowledge of Impact 21, no other party to any of the Material Contracts is in default thereunder in any material respect nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder.
          (b) Other than as set forth on Schedule 5.12(b), there are no material Contracts between Impact 21 on the one hand and OK or any Affiliate of OK or directors or statutory auditors of OK or Impact 21 on the other hand. A true, correct and complete copy of each Contract listed on Schedule 5.12(b) has been delivered to PRL.
          (c) Other than as set forth in Schedule 5.12(c), to the Knowledge of Impact 21, Impact 21 is not subject to any (i) non-compete agreement that after the consummation of the transactions contemplated by this Agreement would provide any Person (other than Impact 21) any right to restrict the business or activities of Impact 21 or PRL and its Affiliates, or any such contract that would impose restrictions on the ability of Impact 21 to compete in any geographical or product area or (ii) any material Contract that would be terminable or subject to prepayment or give rise to other third party rights upon the consummation of or otherwise in connection with the TOB contemplated by this Agreement.
     5.13. Full Disclosure. None of the information or documents furnished by or on behalf of Impact 21 to PRL pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading. There is no fact that Impact 21 has not disclosed to PRL in writing that materially adversely affects or, so far as Impact 21 can now foresee, will materially adversely affect, the Condition of Impact 21 or the ability of OK or any OK Group Company to perform this Agreement and consummate the transactions contemplated hereby.
     5.14. Taxes.
          (a) All Taxes of Impact 21 which are due and payable on or prior to the Closing Date, or which are due and payable after the Closing Date with respect to periods ending on or prior to the Closing Date, have been paid or will be paid by Impact 21 in full, on a timely basis.
          (b) All Tax Returns required to be filed with any Governmental Authority with respect to any Taxes relating to the Impact 21’s business or properties due for any period ending, or due on any date or in respect of any transaction occurring, on or prior to the Closing Date have been or will be duly and timely filed and all such tax returns are or will be true, complete and accurate.
          (c) Impact 21 will not be required to pay any Taxes attributable to any other member of any group of affiliated corporations that file consolidated returns for income tax purposes of which Impact 21 was a member before the Closing Date by reason of any provision of Law that provides for joint or several liability, in whole or in part.
          (d) No material penalties or other charges are due or anticipated to become due with respect to the late filing of any Tax Return of Impact 21, or payment of any Tax of Impact 21 required to be filed or paid on or before the Closing Date.
          (e) The statute of limitations for the assessment of Taxes in respect of Impact 21 has expired with respect to all periods ending on or before February 28, 1999. No audit is in progress with respect to any Tax Return of or relating to Impact 21 for which the statute of limitations has not expired, and no deficiencies or additions to Tax, interest or penalties have been proposed or to Impact 21’s Knowledge, threatened. Each Tax Return filed by or with respect to Impact 21 for which the statute of limitations has not expired accurately reflects the amount of its liability for Taxes thereunder and makes all disclosures required by applicable provisions of Law.
          (f) Reserves and provisions for Taxes accrued but not yet due on or before the Closing Date reflected in Impact 21’s Financial Statements are and will be as of the Closing Date, adequate in accordance with Japanese GAAP.
          (g) Impact 21 will not have any liability on or after the Closing Date under any Tax sharing agreement to which it has been a party, and all such Tax sharing agreements in effect before the Closing Date shall terminate and be of no further force and effect as of the Closing Date.
          (h) There are no pending or, to the Knowledge of Impact 21, threatened Claims for the assessment or collection of Taxes against Impact 21.
     5.15. Properties.
          (a) Impact 21 owns outright and has good title to all of its properties, including all of the assets reflected on the Balance Sheet of Impact 21, in each case free and clear of any Liens, except for (i) Liens specifically described in the notes to the Financial Statements of Impact 21; (ii) properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date; (iii) Liens securing Taxes, assessments, governmental charges or levies, all of which are not yet due and payable or are being contested in good faith, so long as such contest does not involve any substantial danger of the sale, forfeiture or loss of any assets; (iv) statutory Liens created by operation of law in the ordinary course of business; and (v) Liens not known to Impact 21 and that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with, any present or intended use of such property or asset. The properties and assets of Impact 21, including the Contracts set forth on Schedules 5.12(b) and 5.12(c), are sufficient to operate the business of Impact 21 in substantially the same manner as it is currently conducted by Impact 21.

          (b) Impact 21 does not own any real property. Impact 21 holds all of the right, title and interest of the tenant under all Material Leases set forth on Schedule 5.15(b), free and clear of all Liens, and enjoys peaceful possession thereunder. The leased real properties covered by the Material Leases are used and operated in compliance and conformity with all contractual obligations and Laws.
     5.16. Liabilities. Impact 21 does not have any Liabilities other than (a) Liabilities reflected or reserved against on the Balance Sheet of Impact 21 or described on any schedule or in the notes to the Audited Financial Statements of Impact 21, (b) Liabilities accruing after the Balance Sheet Date in the ordinary course of business consistent with past practice or in accordance with this Agreement, and (c) other Liabilities that have not had and could not reasonably be expected to have a material adverse effect on the Condition of Impact 21.
     5.17. Suppliers and Customers. There exists no actual or, to the Knowledge of Impact 21, threatened termination, cancellation or limitation of, or any adverse change in, the business relationship of Impact 21 with any customer, distributor, department store or supplier (including manufacturers of products distributed by Impact 21) or any group of customers or suppliers whose purchases of products or services from, or supply of inventories to, the Impact 21’s business are individually or in the aggregate material to the Condition of Impact 21.
     5.18. Outstanding Indebtedness. Schedule 5.18 sets forth the amount of all Indebtedness with an outstanding principal amount in excess of ¥1,000,000 individually, and ¥2,500,000 in the aggregate, of Impact 21 as of August 31, 2006, the Liens that relate to such Indebtedness and the name of each lender or other obligee thereof. There have been no material changes to such Indebtedness since August 31, 2006 other than changes in Impact 21’s accounts payable that have occurred in the ordinary course of its business, consistent with past practices. No Person, by virtue of its position as a lender or other obligee under any Indebtedness of Impact 21 is entitled to any voting rights in any matters voted upon by the holders of the common stock of Impact 21.
     5.19. Benefit Plans.
          (a) Schedule 5.19(a) lists all material Benefit Plans.
          (b) With respect to each Benefit Plan, no event has occurred, and there exists no condition or set of circumstances, in connection with which Impact 21 could reasonably be expected to be subject to any liability under any applicable Law, except liability for benefits claims and funding obligations payable in the ordinary course.
          (c) Each Benefit Plan conforms to all applicable Law, and its administration complies in all material respects with its terms and all applicable Law.

          (d) Except as disclosed in Schedule 5.19(d), with respect to each Benefit Plan, there are no benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations in addition to ¥836,693,997 that has been accrued on the Unaudited Financial Statements that have not been properly accrued or accounted for by reserves, or otherwise properly footnoted in accordance with Japanese GAAP, on the Unaudited Financial Statements of Impact 21.
          (e) There are no Claims or Liens pending or, to the Knowledge of Impact 21, threatened (other than routine claims for benefits) with respect to any Benefit Plan or against the assets of any Benefit Plan, other than Claims or Liens that would not, individually or in the aggregate, have a material adverse effect on the ability of Impact 21 to perform its obligations in respect of any such Benefit Plan.
          (f) The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee to severance pay, unemployment compensation or any similar payment or accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee.
          (g) Except as set forth on Schedule 5.19(g), no current or former employee of Impact 21 is covered by or entitled to benefits under any benefit plan maintained by, or contributed to by, OK.
          (h) Impact 21 does not maintain or contribute to, and has not within the preceding six (6) years maintained or contributed to, or has had during such period the obligation to maintain or contribute to, or may have any Liability with respect to any Benefit Plan maintained for Persons other than current or former employees of Impact 21.
          (i) Impact 21 does not have any obligation or have any direct or indirect Liability with respect to the provision of health or death benefits to or in respect of former employees.
          (j) Impact 21 does not have any direct or indirect Liability with respect to accrued vacation days of current or former employees.
          (k) Impact 21 has no agreements, arrangements, obligations or other conventions with, or to, its employees other than those that are as set forth in Impact 21’s written work rules and the agreements relating to overtime (saburoku kyotei).
     5.20. Insurance. All policies or binders of fire, liability, product liability, worker’s compensation, vehicular and other insurance held by or on behalf of Impact 21 are valid and binding in accordance with their terms, are in full force and effect and except for the expiration on May 19, 2007 of Impact 21’s director and officer liability insurance, shall remain in full force and effect until the Closing Date, and insure against risks and liabilities to an extent and in a manner customary in the industries in which Impact 21 operates. Impact 21 is not in default with respect to any provision contained in any such policy or binder or has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder, and Impact 21 has not received any notice of cancellation or non-renewal of any such policy or binder.
     5.21. Long-Term Deposits. Schedule 5.21 sets forth a true and complete list of Impact 21’s Long-Term Deposits and the amount of principal and the terms of the deposit in each case. Impact 21 has all right, title and interest in the Long-Term Deposits free and clear of any Liens.
     5.22. Broker’s Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by Impact 21in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Impact 21 or any action taken by it, other than any fees, commissions or other compensation payable by Impact 21 to Daiwa Securities SMBC Co., Ltd., which shall be paid by Impact 21 pursuant to Section 10.9.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF PRL AND THE BIDDER
     PRL and the Bidder represents and warrants to OK, the OK Group Companies and Impact 21 as of the date of this Agreement, the Determination Date and the Closing Date, as follows:
     6.1. Organization and Authorization of Agreement.
          (a) PRL is a corporation duly organized and validly existing under the laws of the State of Delaware, United States of America, and the Bidder is a corporation duly organized and validly existing under the laws of Japan. Each of PRL and the Bidder has all necessary power and lawful authority to own, lease and operate its assets and properties and to carry on its business as presently conducted.
          (b) Each of PRL and the Bidder has all necessary power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement by each of PRL and the Bidder, the performance of the obligations of each of PRL and the Bidder under this Agreement and the consummation of the transactions contemplated hereby do not (i) violate any provision of the certificate of incorporation, articles of incorporation, bylaws or any other internal rules or regulations of PRL or the Bidder, (ii) except as set forth on Schedule 6.1(b) (collectively, the “PRL Parties Required Consents”), require PRL or the Bidder to obtain any consent, approval or authorization of, or make any submission or filing with or give any notice to, any Governmental Authority or any other Person or (iii) violate any Order or any Requirements of Law applicable to either PRL or the Bidder, or violate, conflict with or result in the termination or default or require the delivery of notice under the terms or provisions of any material Contracts to which PRL or the Bidder is a party or is bound or by which its assets or properties are bound.
          (c) The execution and delivery of this Agreement, the performance of the obligations of each of PRL and the Bidder hereunder and the consummation of the transactions contemplated hereby on the part of PRL and the Bidder have been duly approved by all necessary corporate actions of PRL and the Bidder, respectively.
          (d) This Agreement has been duly executed and delivered by PRL and the Bidder, and constitutes the valid and legally binding obligation of PRL and the Bidder enforceable against PRL and the Bidder in accordance with the terms of this Agreement, except as may be limited by bankruptcy, insolvency and other laws of general applicability relating to, or affecting, creditors’ rights generally.
          (e) There are no Claims pending or, to the Knowledge of PRL or the Bidder, threatened before or by any Governmental Authority purporting to enjoin or restrain the execution, delivery or performance by PRL or the Bidder of this Agreement or the consummation by PRL or the Bidder of the transactions contemplated hereby.
     6.2. Broker’s Finder’s or Similar Fees of PRL and the Bidder. Except for fees payable to Morgan Stanley Japan Securities Co., Ltd., which shall be paid by PRL or the Bidder, as applicable, pursuant to Section 10.9, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by PRL or the Bidder in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with PRL or the Bidder or any action taken by it.
ARTICLE VII.
COVENANTS AND AGREEMENTS
PRL, the Bidder, OK and each OK Group Company covenant and agree as follows:
     7.1. Reasonable Commercial Efforts. Each of the parties to this Agreement agrees to use reasonable commercial efforts to cause the completion of all transactions and the performance of all agreements set forth in this Agreement. Without limiting the foregoing, each party agrees to make all filings, seek all approvals and consents required or appropriate to be made by such party and take all such other actions as are reasonably necessary or appropriate in connection with the foregoing. Without limiting the foregoing, each of the parties to this Agreement shall use all reasonable best efforts to obtain from and to file with Governmental Authorities any consents, licenses, permits, waivers, authorizations notices, applications or other approvals required in connection with the transactions contemplated by this Agreement, including, without limitation, with respect to the Kanto Local Finance Bureau, the FSA and the TSE.

     7.2. Conduct of Business.
          (a) From the date of this Agreement through the Assumption Date, Impact 21 shall (i) preserve and maintain in full force and effect its existence under the laws of its jurisdiction of formation or organization, (ii) preserve and maintain in full force and effect all material rights, privileges, qualifications, applications, licenses and franchises necessary in the normal conduct of its business consistent with past practice, (iii) use reasonable commercial efforts to preserve its business organization, its existing relations and goodwill with its suppliers, distributors, department stores and customers and the services of the key employees of its business, (iv) conduct its business in the ordinary course in accordance with sound business practices, policies and procedures, and (v) comply with all applicable Requirements of Law and with any other requirements of any Governmental Authority having jurisdiction over Impact 21 or its business. From the date hereof, OK and Impact 21 shall not, and OK shall cause its Subsidiaries not to, disparage PRL, its Affiliates or Impact 21’s business, customers, employees, suppliers, distributors and other existing relationships.
          (b) Without limiting the provisions of Section 7.2(a), from the date of this Agreement through the Assumption Date, Impact 21 shall not undertake any of the following actions without the prior written approval of PRL in its sole discretion, except in accordance with the ordinary course of business consistent with past practice, to but only to the extent that such action is not material or could not reasonably be expected to have a material impact on Impact 21, and except to the extent expressly permitted by the terms of this Agreement:
               (i) except as set forth in Section 3.1(a), declare or pay any dividends or declare or make any other distributions of any kind to its stockholders, or make any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;
               (ii) amend its articles of incorporation or other organizational instruments or merge with or into or consolidate with any other Person, reclassify any shares of its capital stock, reduce its capital or change or agree to change in any manner the rights of its authorized or outstanding capital stock;
               (iii) issue any shares of capital stock (including treasury stock), or securities convertible into, or exercisable or exchangeable for, shares of capital stock of Impact 21, grant any option with respect to its capital stock or enter into any agreement obligating itself to do any of the foregoing;
               (iv) buy back or redeem any shares of capital stock of Impact 21;
               (v) enter into any new transactions (or amend, supplement or modify any existing agreement or arrangement) with OK or its Affiliates;

               (vi) incur any Indebtedness (including any capital leases) except intercompany Indebtedness in the ordinary course of business consistent with past practice;
               (vii) sell, lease or otherwise dispose of any assets (except for sales or other dispositions of inventory or excess equipment in the ordinary course of business consistent with past practice);
               (viii) enter into any lease involving annual payments;
               (ix) mortgage, pledge or otherwise subject to a Lien any property or assets other than conditional sales or similar security interests granted in connection with the lease or purchase of equipment or supplies in the ordinary course of business consistent with past practice;
               (x) engage in any other extraordinary transaction that, individually or in the aggregate, has or could reasonably be expected to have, a material adverse effect on the Condition of Impact 21 or the ability of OK or any OK Group Company or Impact 21 to perform their respective obligations under this Agreement, or that materially impairs, or is reasonably likely materially to impair the economic benefits PRL expects to derive from its investment in Impact 21;
               (xi) make any change to its operating practice or distribution systems with department stores, suppliers or customers;
               (xii) make or commit to make any capital expenditure, investment, loan or acquisition of securities or assets of any other Person, except in the ordinary course of business consistent with past practice;
               (xiii) (1) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to its current or former directors, officers or employees, except for increases required under employment agreements or collective bargaining agreements existing on the date hereof and disclosed to PRL, or increases made in the ordinary course of business consistent with past practice, (2) enter into or amend or otherwise alter any employment, change of control or severance agreement with, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, change of control, termination, severance or other benefit plan, agreement, policy or arrangement (“Plan”) for the benefit of, any current or former director, officer or employee, except as required by law or in the ordinary course of business and consistent with past practice (3) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Plan;
               (xiv) make any change to its methods of accounting in effect as of August 31, 2006, except as required by changes in Japanese GAAP;
               (xv) make or change any tax election, settle or compromise any tax liability, change in any respect any accounting method in respect of taxes, file any amendment to, an income or other tax return, enter into any closing agreement with respect to, or settle, any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes, except, in each case, in the ordinary course of business consistent with past practice;
               (xvi) write up, write down or write off the book value of any of its assets, other than (1) in the ordinary course of business and consistent with past practice or (2) as may be required by Japanese GAAP;
               (xvii) waive, settle, satisfy or compromise any Claim in excess of ¥12,000,000 (which shall in any event include, but not be limited to, any pending or threatened Claim and any legal proceedings arising out of or related to this Agreement or the transactions contemplated thereby);
               (xviii) enter into any agreement that restricts the ability of Impact 21 to engage or compete in any line of business or any market or geographic area;
               (xix) other than in the ordinary course of business consistent with past practice and on terms not adverse to Impact 21, enter into, amend, modify, cancel or consent to the termination of any Contract if in effect on the date of this Agreement;
               (xx) take any action that, individually or in the aggregate, could or could reasonably be expected to have, a material adverse effect on the Condition of Impact 21;
               (xxi) take any action or omit to take any action that would or would reasonably be likely to result in the breach of or inaccuracy in any material respect of any of the representations and warranties set forth in Article V;
               (xxii) except in the ordinary course of business consistent with past practice and as, individually or in the aggregate, could not, or could not reasonably be expected to, have a material adverse effect on the Condition of Impact 21, cancel, surrender, allow to expire or fail to renew, any Permits;
               (xxiii) fail to use reasonable best efforts to prevent any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except for ordinary course terminations and cancellations of such policies that are being replaced with policies providing for substantially equivalent coverage; or
               (xxiv) enter into any Contracts to do any of the actions referred to in this Section 7.2(b) or commit to do any of the foregoing.
     7.3. Notice of Certain Events. Each of Impact 21 and OK shall give PRL and the Bidder prompt notice of any event, condition or circumstance occurring from the date of this Agreement through the Assumption Date, including a reasonably detailed description of such event, condition or circumstance, that constitutes, or could reasonably be expected to result in, a violation or breach of any representation or warranty of OK or Impact 21, as the case may be, contained in this Agreement or any covenant of OK or Impact 21, as the case may be, contained in this Agreement.
     7.4. Access and Information.
          (a) Impact 21 and OK shall permit representatives of the PRL to examine Impact 21’s corporate, financial and operating records, and to discuss affairs, finances and accounts with Impact 21’s directors, officers and independent public accountants, at reasonable times during normal business hours and upon reasonable advance notice to Impact 21, all as reasonably requested by PRL for the purpose of confirming any aspect of the transactions contemplated hereby. Without limiting the foregoing, prior to the Assumption Date, Impact 21 promptly shall deliver to PRL copies of any monthly and/or quarterly management reports normally prepared by Impact 21. None of PRL’s rights under this Agreement shall in any way be limited or impaired by any investigation or examination of Impact 21 or its business.
          (b) Impact 21 make reasonable commercial efforts to cooperate in preparing and/or making available such financial and other information as PRL may reasonably require in order to comply in a timely manner with applicable U.S. accounting, tax, regulatory or stock exchange requirements, and
          (c) if and to the extent necessary to comply with Requirements of Law, Impact 21 will cooperate with PRL in good faith to meet, and comply with, any requirements for information, access, conduct of activities or otherwise that may become applicable to PRL and Impact 21.
     7.5. No Solicitation.
          (a) From the date of this Agreement, Impact 21 shall not, and shall cause each of its Representatives not to, directly or indirectly:
               (i) solicit, initiate, encourage or facilitate any inquiries, offers or proposals relating to an Inconsistent Proposal;
               (ii) engage in discussions or negotiations with, or furnish or disclose any non public information relating to Impact 21 to, any Person that has made or indicated an intention to make an Inconsistent Proposal;
               (iii) withdraw, modify or amend the Board’s recommendation of the TOB and this Agreement in any manner adverse to the PRL Parties;
               (iv) approve, endorse or recommend any Inconsistent Proposal;

               (v) enter into any agreement in principle, arrangement, understanding or contract relating to an Inconsistent Proposal; or
               (vi) propose to do any of the foregoing.
          (b) From the date of this Agreement, Impact 21 shall notify PRL promptly upon receipt of (i) any Inconsistent Proposal or reliable information that any Person is considering making an Inconsistent Proposal or (ii) any request for non-public information relating to Impact 21. Impact 21 shall provide PRL and the Bidder promptly with a description of (x) the material terms of such Inconsistent Proposal, and (y) any material changes thereto. Impact 21 need not disclose to PRL the identity of such Person if and to the extent such Person has specifically requested confidentiality, unless the Board believes such Inconsistent Proposal may become a Superior Proposal that it might wish to support.
     7.6. Compliance with Securities Laws. Impact 21 shall make public disclosure, in accordance with the methods set forth in Article 166 of the SEL or any successor statute, of any and all material information (juyo jijitsu) set forth in Article 166 of the SEL or any successor statute (“Material Information”), on a timely basis. Upon request of PRL at any time and from time to time, Impact 21 shall issue a written certificate to PRL verifying that there is no Material Information relating Impact 21 or its business, results of operations or financial condition that has not been made public in accordance with the method prescribed under Section 4 of Article 166 of the SEL or any successor statute.
     7.7. Transition Services Agreement. Concurrently with the execution of this Agreement, the parties shall have entered into a transition services agreement, which shall come into effect as of the Closing Date.
     7.8. Consents. Prior to the Closing Date, OK and Impact 21 shall use commercially reasonable efforts to, at their own expense, obtain the Impact 21 Required Consents set forth on Schedule 4.4(b). PRL agrees to reasonably cooperate with OK and Impact 21 in obtaining such consents; provided, however that PRL or its Affiliates shall in no event be obligated to agree to any terms that PRL deems unreasonable or inappropriate in its sole discretion or to make (or agree to make) any payment, guarantee or other undertaking in obtaining any of the Impact 21 Required Consents.
     7.9. Non-Solicitation of Persons.
          (a) During the period of this Agreement and the Transition Services Agreement and for a period of three (3) years following the date of completion of this Agreement or the Transition Services Agreement, whichever is later, except as otherwise mutually agreed upon by OK and PRL, OK shall not and shall cause its Affiliates not to, directly or indirectly, (a) induce or solicit, aid or assist any person or entity to induce or solicit or accept unsolicited services of any person known by OK or its Affiliates to be then employed by Impact 21 to terminate his or her employment with Impact 21 (the value of the services of such employees being acknowledged as valuable assets of Impact 21), (b) induce or solicit or aid or assist any person or entity to induce or solicit any person or entity that then has a business relationship with Impact 21 to (i) terminate or curtail its relationship with Impact 21 or (ii) conduct with any other person or entity any business or activity if the effect thereof would be to terminate or to adversely affect any business or activity that such person or entity conducts with Impact 21, or (c) in any other manner interfere with the business relationship between Impact 21 and any other person or entity. Notwithstanding the foregoing, general solicitations of employment published in a newspaper or in another publication of general circulation and not specifically directed towards any person known by OK or its Affiliates to be then employed by Impact 21 shall not be deemed to constitute solicitation for purposes of this Section 7.9.
          (b) OK and Impact 21 undertake to PRL that each will not and will make commercially reasonable best efforts to ensure that its Affiliates, shareholders, officers, employees or agents will not, do any act or thing that would reasonably be expected to damage the reputation of PRL or its Affiliates and will not make or publish or cause disparaging remarks concerning PRL or its Affiliates.
     7.10. Tax Matters.
          (a) During the period from the date of this Agreement to the Assumption Date, Impact 21 shall promptly notify the Bidder if Impact 21 has received written notice from a Governmental Authority of any suit, claim, action, investigation, proceeding or audit pending against or threatened with respect to Impact 21 in respect of any Taxes of Impact 21.
          (b) Impact 21 shall prepare (or cause to be prepared) in the ordinary course of business and consistent with past practice (except as otherwise required by law), and timely (taking into account all extensions) file all Tax Returns of or with respect to Impact 21 with respect to any taxable period that ends on or prior to the Assumption Date, and shall fully and timely pay (or cause to be paid) any Taxes due in respect of such Tax Returns. Impact 21 shall deliver a copy of such Tax Return to the Bidder no more than ten (10) days after the date on which such Tax Return is filed.
     7.11. Shareholder’s List. As soon as practicable after the Closing Date, Impact 21 shall provide a current shareholders list to PRL reflecting the shareholdings and identities of such shareholders after the completion of the TOB. Impact 21 shall also cooperate with PRL in any investigations into the shareholder base of Impact 21.
     7.12. Monthly Financial Statements. During the period from the date of this Agreement to the Assumption Date, Impact 21 shall promptly, but in any event within 5 Business Days after the end of the month, deliver to PRL monthly financial statements as of, and for the months ended, April 30, 2007 and if the TOB is not consummated May 31, 2007, which will be prepared in accordance with Impact 21’s managerial accounting standards, consistent with past practice, and which will fairly present the financial position of Impact 21 as at such dates and the results of operations for the respective months then ended.

     7.13. Other Matters. PRL on its own behalf and on behalf of its Affiliates hereby waives any Claims and rights it may have against OK and its Affiliates with respect to the alleged breach of contract claim described on Schedule 4.14(a) to this Agreement and any other Claims that PRL may have against Impact 21 or OK arising out of such alleged breach of contract claim. OK agrees to cause the transfer of employment back to OK or one of its Affiliates (other than Impact 21) from Impact 21 of the two employees listed on Schedule 7.13. OK shall further ensure that neither Impact 21 nor any of its Affiliates shall be liable for any Losses (as defined below) for any severance or retirement benefits for any employee transferred by OK or any of its Affiliates to Impact 21 in the preceding 24 months and OK shall indemnify and hold harmless PRL, Impact 21 and their Affiliates for all such Losses.
ARTICLE VIII.
INDEMNIFICATION
     8.1. Obligation of OK to Indemnify. OK shall indemnify, defend and hold harmless PRL, the Bidder and their respective Representatives, and the successors and assigns of any of the foregoing Persons (collectively, the “PRL Indemnified Parties”), from and against all Claims, demands, judgments, damages (excluding consequential and punitive damages), losses, Liabilities, costs or expenses (including interest, penalties and fees, costs of investigation, collection and defense and reasonable fees, disbursements and charges of legal counsel, experts and consultants) (“Losses”) which may be made or brought against the PRL Indemnified Parties or any of them or which they may suffer or incur as a result of, arising out of or otherwise relating to any inaccuracy in or any violation or breach of any representation, warranty, covenant or agreement of OK, OK Group Companies or Impact 21 contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement. Notwithstanding anything to the contrary set forth herein, from and after the Closing Date, neither OK nor any of its Affiliates may make any claim or assert any Loss arising out of any breach or alleged breach by Impact 21 of any representation, warranty, covenant or other agreement of Impact 21 set forth in this Agreement. OK’s liability for any Losses under this Article 8 arising solely from claims of an inaccuracy, violation or breach of a representation and warranty (but not a covenant or other agreement set forth herein) shall be subject to the following limitations: (i) OK shall have no liability for any Losses (other than those arising out of, or resulting from, the breach by OK or Impact 21 of its representations and warranties in Sections 4.2, 5.4, 5.7 and 5.14 or any Losses arising out of fraud or intentional misrepresentation) unless and until the aggregate amount of the Losses for which OK is obligated to indemnify shall exceed ¥50,000,000 (the “Threshold Amount”) in which case OK shall be liable only to the extent that the aggregate amount of such Losses, as finally determined, shall exceed the Threshold Amount; (ii) the aggregate liability of OK for all Losses (other than those arising out of, or resulting from, the breach by OK of its representations and warranties in Section 4.2, 5.4, 5.7 and 5.14 or any Losses arising out of fraud or intentional misrepresentation) shall not exceed ¥3 billion in the aggregate; and (iii) OK shall have no liability to the extent that any Losses arise solely out of changes in Japanese law that have not been proposed or initiated on or prior to the execution date of this Agreement and are enacted into law subsequent to the execution date of this Agreement (“Changes in Law”).
     8.2. Obligation of PRL to Indemnify. PRL shall indemnify, defend and hold harmless OK and the OK Group Companies and their respective Representatives, and the successors and assigns of any of the foregoing Persons thereof (collectively, the “OK Indemnified Parties”), from and against all Losses which may be made or brought against the OK Indemnified Parties or any of them or which they may suffer or incur as a result of, arising out of or otherwise relating to any inaccuracy in or any violation or breach of any representation, warranty, covenant or agreement of PRL contained in this Agreement or contained in any certificate delivered pursuant to this Agreement. PRL’s liability for any Losses under this Article 8 from claims for breaches or violations of any representation or warranty shall be subject to the following limitations: (i) PRL shall have no liability for any Losses unless and until the aggregate amount of the Losses for which PRL is obligated to indemnify shall exceed the Threshold Amount in which case PRL shall be liable only to the extent that the aggregate amount of such Losses, as finally determined, shall exceed the Threshold Amount; (ii) the aggregate liability of PRL for all Losses shall not exceed ¥3 billion in the aggregate; and (iii) PRL shall have no liability to the extent that any Losses arise solely out of Changes in Law.
     8.3. Notice of Claim. Upon obtaining Knowledge thereof, the Person claiming indemnification hereunder (the “Indemnitee”) shall promptly notify the party against which indemnification is sought (the “Indemnitor”) in writing of any Claims, judgments, damages, losses, Liabilities, costs or expenses which the Indemnitee has determined has given or could give rise to a Loss under Section 8.1 or 8.2 (a “Notice of Claim”). A Notice of Claim shall specify, in reasonable detail, the nature, basis and estimated amount of any claim giving rise to a right of indemnification prior to the applicable date of expiry set forth in Section 8.5 below. The omission to so notify the Indemnitor shall not relieve the Indemnitor from any duty to indemnify and hold harmless which otherwise might exist with respect to such claim unless (and only to that extent) the omission to notify materially prejudices the ability of the Indemnitor to exercise its right to defend provided in this Article VIII and results in a direct loss being incurred by the Indemnitor.
     8.4. Defenses of Third-Party Claims. The Indemnitor may elect to defend, in good faith and at its expense, with counsel satisfactory to the Indemnitee in its reasonable judgment, any claim set forth in a Notice of Claim that relates to a Claim or demand brought by a third party, in which case the Indemnitee shall have the right to participate in the defense of such Claim at its expense. If the Indemnitor elects to defend any third-party claim as provided in this Section 8.4, the Indemnitee shall reasonably cooperate with the Indemnitor in the defense thereof so long as the Indemnitee is not materially prejudiced thereby. So long as the Indemnitor is conducting the defense of such Claim actively and diligently, the Indemnitee may retain separate co-counsel at its sole cost and expense and may participate in the defense of such Claim, and neither the Indemnitor or the Indemnitee will consent to the entry of any judgment or settle or compromise or permit to be settled or compromised any such third party claim without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed (provided that such consent shall be granted in connection with any settlement (i) containing a full release of the party from whom such consent is so requested, and (ii) in the case of a consent from the Indemnitee, involving only monetary damages). In the event (i) the Indemnitor does not or ceases to conduct the defense of such Claim actively and diligently, or (ii) if the Indemnitee shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnitor inappropriate or inadvisable, (x) the Indemnitee may defend against, and, with the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement with respect to, such Claim, (y) the Indemnitor will reimburse the Indemnitee promptly and periodically for the costs of defending against such Claim, including reasonable attorneys’ fees and expenses and (z) the Indemnitor will remain responsible for any Losses the Indemnitee may suffer as a result of such Claim to the full extent provided in this Article VIII. Regardless of which party shall assume the defense of such Claim, each party shall promptly provide to the other party on request all information and documentation reasonably necessary to support and verify any Losses which give rise to such Claim for indemnification and shall provide reasonable access to all books, records and personnel in their possession or under their control which would have a bearing on such Claim. If the Indemnitor elects not to defend any third-party claim, the Indemnitee may do so and the Indemnitor shall bear the entire cost and risk thereof to the extent of its indemnification obligations under this Article VIII.
     8.5. Survival of Covenants, Agreements, Representations and Warranties. All covenants and agreements of the parties contained in this Agreement to the extent not performed fully at or prior to the Assumption Date shall survive such Assumption Date and continue in full force and effect in accordance with the terms hereof. All representations and warranties contained in this Agreement shall terminate and expire on September 15, 2007, except for (i) the representations and warranties of OK contained in Section 4.2 (Title to the Shares), and the representations and warranties of Impact 21 contained in Sections 5.4 (Outstanding Capital Stock) and 5.5 (Options or Other Rights) which shall survive indefinitely and (ii) the representations and warranties of Impact 21 contained in Section 5.14 (Taxes), which shall survive until six (6) months after the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver or extension thereof and taking into account any judicial or other proceedings). If a claim for breach of any representation or warranty is made in writing on or prior to the date of expiry thereof, such representation or warranty will survive until final resolution or determination of such claim.
     8.6. Judgment Currency. In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in a currency (the “Judgment Currency”) other than Japanese Yen, the Indemnitor will indemnify the Indemnitee against any loss incurred by the Indemnitee as a result of any variation between (i) the rate of exchange at which the Japanese Yen amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the rate of exchange at which the Indemnitee is able to purchase Japanese Yen with the amount of the Judgment Currency actually received by such Indemnitee, as the case may be. The foregoing indemnity shall constitute a separate and independent obligation of the Indemnitor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Japanese Yen.
TERMINATION
     9.1. Termination of Agreement. This Agreement (except in relation to rights and obligations accrued prior to the date of termination) may be terminated in the following circumstances: By PRL or the Bidder by notice to Impact 21 if the TOB is not commenced within five Business Days of the execution of this Agreement due to the failure of the conditions specified in Section 2.3 to be satisfied by the Determination Date.
          (b) By any party if the Bidder withdraws from the TOB as a result of the fact that the TOB Conditions have not been satisfied; provided, however, that neither OK nor Impact 21 may terminate this Agreement pursuant to this clause (b) if the TOB Conditions are not satisfied due to a breach of any covenant or other obligation of either OK or Impact 21 set forth in this Agreement.
          (c) By any party if the TOB is not consummated due to the Minimum Tender Condition not being satisfied; provided, however, that neither OK nor Impact 21 may terminate this Agreement pursuant to this clause (c) if the Minimum Tender Condition is not satisfied due to a breach of a covenant or other obligation of either OK or Impact 21 set forth in this Agreement.
          (d) If OK, Impact 21, PRL and the Bidder terminate this Agreement by a written instrument signed by all parties.
     If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.
     9.2. Survival. If this Agreement is terminated, this Agreement shall become of no further force and effect, except for the provisions of Articles VIII and IX and X and except for any rights for breach of contract that may have accrued prior to such termination.
ARTICLE X.
MISCELLANEOUS
     10.1. Amendment; Waiver. This Agreement may be amended, supplemented or modified, and the terms and conditions hereof may be waived at any time only by a written instrument duly executed by the parties hereto.

     10.2. Integration. This Agreement and the Exhibits and Schedules hereto contain the entire agreement among the parties with respect to the sale and purchase and other transactions contemplated hereby, and supersede all prior and contemporaneous agreements, writings, statements and understandings among the parties with respect thereto.
     10.3. Binding Effect; Parties in Interest; Assignment. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties’ respective successors and assigns. No party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties in their sole discretion. Any purported assignment in violation of this Section 10.3 shall be null and void.
     10.4. No Third-Party Beneficiaries. This Agreement shall not be interpreted as a third-party beneficiary contract.
     10.5. Governing Law. This Agreement and the legal relations among the parties relating to this Agreement shall be governed by and construed and enforced in accordance with the laws of Japan.
     10.6. Consultation; Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement or any agreement or transaction contemplated hereby or thereby (a “Dispute”) shall be resolved as set forth in this Section 10.6. Each party shall give written notice to each other party of any Dispute claimed by it. Promptly following delivery of such notice, a director, senior officer or executive of each party shall meet in Tokyo, Japan and shall be obligated to attempt in good faith to resolve the Dispute. If within thirty (30) days following the date on which notice of a Dispute is given the Dispute has not been resolved, such Dispute shall be referred at the request of any party, upon written notice to the other parties, to and finally resolved by arbitration in accordance with the procedures set forth on Exhibit E. Nothing in this Section 10.6 shall in any way limit the right of any party to seek preliminary injunctive relief from any court of competent jurisdiction pending the final decision or award of the arbitration tribunal.
     10.7. Severability. If any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Agreement and the remaining parts hereof shall remain in full force and effect as fully as if those such invalid, illegal or unenforceable portions had never been a part of this Agreement.
     10.8. Notice. Any notice that a party is required or permitted to give pursuant to this Agreement shall be in writing (in either English or Japanese) and shall be effective upon receipt. Such notices shall be sent by facsimile to the facsimile numbers specified below, unless notice of a change of facsimile number is given in writing, and shall be confirmed in writing, hand-delivered or sent by public mail, with evidence of receipt in each instance, to the addresses specified below unless notice of a change of address is given in writing:

If to PRL or the Bidder:		With copies to:

Polo Ralph Lauren Corporation		Paul, Weiss, Rifkind, Wharton & Garrison LLP
625 Madison Avenue, 8th Fl.		1285 Avenue of the Americas
New York, NY 10022		New York, NY 10019-6064
USA		USA
Attention:	Tracey T. Travis	Attention:	Douglas A. Cifu, Esq.
	Senior Vice President –	Telephone:	+1-212-373-3436
	Chief Financial Officer	Facsimile:	+212-373-0436

Jonathan D. Drucker, Esq.
Senior Vice President
and General Counsel
Telephone:	+1-212-705-8325
Facsimile:	+1-212-705-8385

Paul, Weiss, Rifkind, Wharton & Garrison LLP
Fukoku Seimei Bldg. 2nd Floor
2-2-2 Uchisaiwaicho
Chiyoda-ku, Tokyo 100-0011
Japan
		Attention:	Kaye N. Yoshino, Esq.
		Telephone:	+81-3-3597-8101
		Facsimile:	+81-3-3597-8120

Nishimura & Partners
Ark Mori Bldg. 29th Floor
1-12-32, Akasaka
Minato-ku, Tokyo 107-6029
Japan
		Attention:	Hiroyuki Tezuka, Esq.
		Telephone:	+81-3-5562-8500
		Facsimile:	+81-3-5561-9711

If to OK or OK Group Companies:		With a copy to:

Onward Kashiyama Co., Ltd.		Hibiya Park Law Offices
3-10-5 Nihonbashi		Hibiya Marine Bldg.
Chuo-ku, Tokyo 103-8239		1-5-1 Yurakucho
Japan		Chiyoda-ku, Tokyo 100-0006
Attention:	Kazuya Baba	Japan
	Senior Managing and	Attention:	Akihiko Hara, Esq.
	Representative Director	Telephone:	+81-3-5532-8177
Telephone:	+81-3-3272-2323	Facsimile:	+81-3-5532-8087
Facsimile:	+81-3-3272-2333

if to Impact 21:		with a copy to:

Impact 21 Co, Ltd.		Abe, Ikubo & Katayama
3-10-5 Nihonbashi		Fukuoka Bldg.
Chuo-ku, Tokyo 103-8239		2-8-7 Yaesu
Japan		Chuo-ku, Tokyo 104-0028
Attention:	Tadao Enomoto	Japan
	President & CEO	Attention:	Hideto Sasaki, Esq.
Telephone:	+81-3-3274-9868	Telephone:	+81-3-3273-1860
Facsimile:	+81-3-3274-9854	Facsimile:	+81-3-3273-2033
     10.9. Expenses. Except as provided in Section 10.6, each of the parties hereto shall pay its own costs and expenses in the negotiation, preparation and carrying out of this Agreement, including, without limitation, costs, expenses and fees of their respective investment bankers, legal counsel, accountants, financial advisors, and other consultants and agents.
     10.10. Confidentiality. Each of the parties hereto shall keep confidential, and shall use reasonable best efforts to cause its employees, agents and other representatives to keep confidential, and shall not disclose to any Person, the contents of this Agreement and all confidential and proprietary information of the other party. OK shall and shall cause the OK Group Companies to maintain confidentiality of all information concerning Impact 21 and PRL, respectively, and to use any such information solely for the purpose of furthering the transactions contemplated herein. The obligations of the parties under this Section 10.10 shall not apply to information that (i) is or becomes publicly available other than by disclosure by the party seeking to rely on this exception or any agent thereof or (ii) any party is required to disclose by law or regulation, as advised by legal counsel to such party, or pursuant to order or request of any Governmental Authority or in order to enforce the terms of this Agreement. In the event of disclosure required by legal process, the disclosing party will give the other parties adequate advance notice, if practicable in the circumstances, so that the other parties may take reasonable actions to preserve the confidentiality of such information.
     10.11. Public Statements. None of the parties hereto shall issue any press release or otherwise make public statements with respect to the transactions contemplated by this Agreement without the prior approval of the other parties (which approval shall not be unreasonably withheld or delayed), except in accordance with the Requirements of Law, such as the requirements of any stock exchange, securities market or securities market regulator (including any filings with the United States Securities and Exchange Commission and any earning release calls held by either party).
     10.12. Further Assurances. Each of the parties hereby agrees to execute such documents and do all other acts as may be reasonably necessary and within such party’s control to perfect, protect and maintain OK’s and each OK Group Company’s interest in the Shares and otherwise to carry out the purposes and intent of this Agreement.
     10.13. Specific Performance. The parties agree that irreparable damage would occur in the event any of the provision of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.
     10.14. English. This Agreement has been executed in the English language. Should a translation of this Agreement into any other language be made for any reason, all matters involving interpretation shall be governed by the English text.
     10.15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

POLO RALPH LAUREN CORPORATION
By:	/s/ Roger N. Farah
	Name:	Roger N. Farah
	Title:	President & Chief Operating Officer

PRL JAPAN KABUSHIKI KAISHA
By:	/s/ Toshio Hoyama
	Name:	Toshio Hoyama
	Title:	Representative Director

ONWARD KASHIYAMA CO., LTD.
By:	/s/ Takeshi Hirouchi
	Name:	Takeshi Hirouchi
	Title:	Chairman & Representative Director

IMPACT 21, CO., LTD.
By:	/s/ Tadao Enomoto
	Name:	Tadao Enomoto
	Title:	President & Chief Executive Officer